Exhibit 99.1

FOR IMMEDIATE RELEASE

Jarden Corporation Announces Changes to Board of Directors

RYE, N.Y., September 21, 2007 — Jarden Corporation (NYSE: JAH) today announced that Richard J. Heckmann, the Chairman and Chief Executive Officer of Heckmann Corporation and the former Executive Chairman of K2 Inc., has been appointed to the Company’s Board of Directors in accordance with the provisions of the Agreement and Plan of Merger, dated as of April 24, 2007, pursuant to which Jarden acquired K2 Inc. As previously announced, the acquisition of K2 Inc. was completed on August 8, 2007.

Commenting on the appointment of Mr. Heckmann, Martin E. Franklin, Chairman and Chief Executive Officer of Jarden Corporation, stated, “We are delighted to have Dick join our Board of Directors. His appointment will bring added expertise to our Board from his years of experience in building strong niche brands. We look forward to Dick’s assistance in continuing to grow our business.”

Mr. Heckmann, age 63, has been the Chairman and Chief Executive Officer of Heckmann Corporation since May 2007. From February 2007 to August 2007 Mr. Heckmann was the Executive Chairman of K2, and from April 2000 to August 2007 he was the Chairman of the Board of Directors of K2. Previously, he served as the Chief Executive Officer of K2 from October 2002 through February 2007. Mr. Heckmann served as a director of MPS Group, Inc. from April 2003 through March 2004, Philadelphia Suburban Corporation from August 2000 through February 2002, United Rentals, Inc. from October 1997 through May 2002, Waste Management Inc. from January 1994 through January 1999 and Station Casinos, Inc. from April 1999 through March 2001. Mr. Heckmann retired as Chairman of Vivendi Water, an international water products group of Vivendi S.A., a worldwide utility and communications company with headquarters in France, in June 2001. Mr. Heckmann was Chairman, President and Chief Executive Officer of U.S. Filter Corporation, a worldwide provider of water and wastewater treatment systems and services, from 1990 to 1999. Vivendi acquired US Filter on April 29, 1999. He has served as the associate administrator for finance and investment of the Small Business Administration in Washington, DC and was the Founder and Chairman of the Board of Tower Scientific Corporation.

In addition, Charles R. Kaye has resigned as a director. Mr. Kaye, who is Co-President of the global private equity firm Warburg Pincus LLC, had been a director since February 2005.

Commenting on the departure of Mr. Kaye, Mr. Franklin said, “We will miss the invaluable guidance that Chip has brought to our Company during his tenure on our Board. We have benefited greatly from his financial sophistication and expertise, especially in the areas of mergers and acquisitions. “

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About Jarden Corporation:

Jarden Corporation is a leading provider of niche consumer products used in and around the home. Jarden operates in three primary business segments through a number of well recognized brands, including: Branded Consumables: Ball®, Bee®, Bicycle®, Crawford®, Diamond®, Dicon®, First Alert®, Forster®, Hoyle®, Java Log®, Kerr®, Lehigh®, Leslie-Locke®, Loew-Cornell® and Pine Mountain®; Consumer Solutions: Bionaire®, Crock-Pot®, FoodSaver®, Harmony®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®, Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain™; and Outdoor Solutions: Abu Garcia®, Berkley®, Campingaz®, Coleman®, Fenwick®, Gulp®, JT®, K2®, Marker®, Marmot®, Mitchell®, Penn®, Rawlings®, Shakespeare®, Sevylor®, Stearns®, Stren®, Trilene® and Volkl®. Headquartered in Rye, N.Y., Jarden has over 25,000 employees worldwide. For more information, please visit www.jarden.com.

Contact

For Jarden: Martin E. Franklin, Chairman and Chief Executive Officer of Jarden Corporation, 1-914-967-9400; Investor Relations: Erica Pettit or Press: Evan Goetz or Melissa Merrill of FD, 1-212-850-5600.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden’s markets and the demand for its products, estimated sales, segment earnings, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructuring and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

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